FOR IMMEDIATE RELEASE            Contact:   Gail Price, Director
                                            of Corporate Communication
                                 Phone:     703-896-0403


                   COURT UPHOLDS VIRGINIA TAKEOVER LAWS
               TYSON WITHDRAWS NOMINEES FOR WLR FOODS BOARD


Broadway, Virginia, August 11, 1994 -- WLR Foods Inc. (NASDAQ: WLRF) announced that the U. S. District Court for the Western District of Virginia upheld the constitutionality of Virginia's takeover laws, denying Tyson Foods' motion for a preliminary injunction. In a 28-page opinion on August 9 by Federal Judge James H. Michael Jr., the Court rejected Tyson's attack on the validity of Virginia statutes applicable to hostile corporate takeover attempts of Virginia public companies.

In commenting on these statutes, the Court stated, "Virginia has given certain tools to shareholders and management, acting in the best interests of the corporation, to ensure tender offers succeed only if they are consistent with the long-term interests of the corporation." The Court stated further, "If Virginia believes that hostile tender offers have the potential to be harmful to the corporations that it creates ... then it is permitted to enact regulations designed to
neutralize that harm."   In respect to Virginia's Control Share -- Act
the law that governed WLR Foods recent special shareholders' meeting-- the Court held that the law "facilitates the free exercise of informed choices by independent investors."

In an earlier ruling on June 21, the Court upheld WLR Foods position on the voting rights of four WLR Foods board members and the record date established by the WLR Foods board for purposes of that special shareholders' meeting to vote on whether WLR Foods shares owned or acquired by Tyson should have voting rights. At the special meeting held May 21, WLR Foods shareholders voted overwhelmingly against granting voting rights to Tyson for these shares of WLR Foods stock.


                                   more

COURT UPHOLDS VIRGINIA TAKEOVER LAWS
TYSON WITHDRAWS NOMINEES FOR WLR FOODS BOARD
August 11, 1994
Page 2


On August 10, the day after the Court's ruling, WLR Foods received notice from Tyson that it "no longer [intends] to nominate candidates for election as Directors of the Company at the Company's 1994 Annual Meeting of Stockholders." Tyson had previously announced its intention to nominate eight new directors to WLR Foods, committed to selling WLR Foods to Tyson. On August 4, Tyson Foods terminated its hostile tender offer for all outstanding shares of WLR Foods.

James L. Keeler, president and chief executive officer of WLR Foods, said, "We are very gratified by these events. The Court's ruling in favor of WLR Foods and its directors is good news not only for WLR Foods shareholders, but for all shareholders of other Virginia public companies. And Tyson's withdrawal of its proxy contest for WLR Foods board is one more important indicator that he finally intends to honor the wishes of our shareholders."

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler-Longacre(R) label and retail ice under the Cassco(R) label. This Fortune 500 company, with current annual revenues of $720 million, exports to more than 40 countries and has processing operations in Virginia, West Virginia and Pennsylvania, close to its major mid-Atlantic markets.

                                    ###